EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHARMING SHOPPES REPORTS THIRD QUARTER RESULTS;
UPDATES EARNINGS OUTLOOK FOR FISCAL YEAR 2008

Bensalem, PA, November 21, 2007 – Charming Shoppes, Inc. (NASDAQ:CHRS) a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel, today reported sales and operating results for the third quarter ended November 3, 2007.  The Company has also updated its earnings outlook for the fiscal year ending February 2, 2008.

Three Months Ended November 3, 2007
For the three months ended November 3, 2007, the Company reported a net loss of $3.6 million, or $(0.03) per diluted share, compared to net income of $19.4 million or $0.15 per diluted share for the three months ended October 28, 2006.   The year over year decline in operating results is primarily attributable to lower than planned sales, a decline in gross margins and negative expense leverage on sales.  During the quarter, the Company experienced downward trending store traffic levels at each of its brands, and as a result, the Company experienced a lower sell-through of Fall merchandise. In response, the Company was more aggressive in clearing seasonal inventory, leading to deeper than planned markdowns.  As detailed below, under “Purchase of Lane Bryant Credit Card Portfolio”, operating results for the three months ended November 3, 2007 include a net pre-tax benefit of approximately $4.7 million related to the Company’s purchase of the Lane Bryant credit card portfolio on November 1, 2007.

Net sales for the three months ended November 3, 2007 decreased 4% to $669.4 million, compared to net sales of $695.3 million for the three months ended October 28, 2006.  Net sales for the Company’s Retail Stores segment were $588.8 million during the three months ended November 3, 2007, compared to $615.3 million during the three months ended October 28, 2006.  This decrease of 4% was driven by net sales decreases at each of the Company’s retail brands, partially offset by the addition of the outlet business and net sales increases at each of the Company’s retail brands related e-commerce businesses.  Consolidated comparable store sales for the Company’s Retail Stores segment decreased 8% during the three months ended November 3, 2007, compared to a 1% increase during the three months ended October 28, 2006.  Net sales for the Company’s Direct-to-Consumer segment were $79.0 million during the three months ended November 3, 2007, compared to $79.8 million during the three months ended October 28, 2006, a decrease of 1%.  In comparison to the first half of the year the decline in sales at the Company’s Direct to Consumer segment showed marked improvement during the third quarter.

Dorrit J. Bern, Chairman, Chief Executive Officer and President of Charming Shoppes, Inc., said, “Our disappointing performance during our third quarter was reflective of downward traffic trends, which both we and our industry experienced. Our Fall selling season had a very slow start, particularly at our Lane Bryant brand, and we expect the holiday season to be highly promotional throughout our industry. Given this, we are executing on a number of near-term actions to enable us to manage through this difficult retail environment. Those actions, which we detailed in an announcement on November 8, 2007, include enhancements in merchandise and marketing at our retail brands, improvements at our catalog businesses, and the introduction of a loyalty and rewards credit card program for our Lane Bryant customers.  Additionally, we are streamlining the operations of our organization, reducing expenses, decreasing the current year’s capital budget and reducing inventory levels for the remainder of the year.

“Despite the near term difficulties we have been experiencing, we have been  pleased with a number of recent initiatives, including the launch of the Right Fit campaign, which supports our new core denim and career pant assortments at our Lane Bryant and Catherines Plus Sizes brands.  We have experienced a significant moderation in the decline of our core catalog sales and response rates during the third quarter, as a result of new creative, marketing, and product offerings for many of our titles.  Additionally, at the end of our third quarter, we launched the Lane Bryant Woman catalog and website.”

Purchase of Lane Bryant Credit Card Portfolio
Prior to November 1, 2007, a third party provided a proprietary credit card accounts receivable facility for the Company’s Lane Bryant retail and outlet stores.  On November 1, 2007, the Company purchased the Lane Bryant credit card portfolio from the third party at par value and subsequently securitized the receivables in the purchased portfolio resulting in the recognition of a pre-tax gain of approximately $6.8 million.  In addition, the Company incurred expenses of approximately $2.1 million in connection with the issuance of approximately 2.3 million new Lane Bryant proprietary credit cards to its retail customer base during the three months ended November 3, 2007.  This resulted in a net pre-tax benefit of approximately $4.7 million, which has been recorded as a reduction to selling, general and administrative expenses for the third quarter ended November 3, 2007.

Nine Months Ended November 3, 2007
For the nine months ended November 3, 2007, the Company reported net income of $41.0 million, or $0.32 per diluted share, compared to net income of $84.0 million or $0.63 per diluted share for the nine months ended October 28, 2006.  The prior year’s results included pre-opening operating expenses of approximately $7.8 million pre tax, ($5.0 million after tax or $0.04 per diluted share) related to the Company’s opening of 76 Lane Bryant Outlet™ stores. The year over year decline in net income is primarily attributable to a decline in gross margins and negative expense leverage on lower than planned sales.  Additionally, the Company experienced lower response rates and sales in its apparel-related catalogs.  As a result, the Company was more aggressive in clearing seasonal inventory, leading to deeper than planned markdowns. As detailed above, under “Purchase of Lane Bryant Credit Card Portfolio”, operating results for the nine months ended November 3, 2007 include a net pre-tax benefit of approximately $4.7 million related to the Company’s purchase of the Lane Bryant credit card portfolio on November 1, 2007.

Net sales for the nine months ended November 3, 2007 increased 1% to $2.23 billion, compared to net sales of $2.19 billion for the nine months ended October 28, 2006.  Net sales for the Company’s Retail Stores segment were $1.96 billion during the nine months ended November 3, 2007, compared to $1.91 billion during the nine months ended October 28, 2006.  This increase of 3% was driven by the addition of the outlet business, as well as net sales increases at each of the Company’s retail brands related e-commerce businesses.  Consolidated comparable store sales for the Company’s Retail Stores segment decreased 4% during the nine months ended November 3, 2007, compared to a 1% increase during the nine months ended October 28, 2006.  Net sales for the Company’s Direct-to-Consumer segment were $259.0 million during the nine months ended November 3, 2007, compared to $279.6 million during the nine months ended October 28, 2006, a decrease of 7%.  The decline in sales is primarily attributable to a decline in response rates from the Direct-to-Consumer core customer mailing list.

Comparable store sales by retail brand for the three and nine months ended November 3, 2007, were:

	Three Months	Nine Months
	Ended 11/3/07	Ended 11/3/07
Lane Bryant Stores(1)	-9%	-5%
Fashion Bug Stores	-7%	-3%
Catherines Stores	-6%	-1%
Consolidated Retail Store Brands	-8%	-4%

(1) Includes Lane Bryant Outlet Stores

Net sales by brand for the three and nine months ended November 3, 2007 and October 28, 2006 were:

	Three Months	Three Months	Nine Months	Nine Months
	Ended 11/3/ 07	Ended 10/28/06	Ended 11/3/07	Ended 10/28/06
	($ in millions)	($ in millions)	($ in millions)	($ in millions)
Lane Bryant(1)	$279.7	$287.0	$907.5	$845.2
Fashion Bug	$221.6	$240.7	$761.8	$789.2
Catherines	$82.2	$85.7	$276.3	$276.2
Direct to Consumer	$79.0	$79.8	$259.0	$279.6
Other (2)	$6.9	$2.1	$20.4	$3.4
Consolidated Net Sales	$669.4	$695.3	$2,225.0	$2,193.6

(1) Includes Lane Bryant Outlet Stores; (2) Includes Petite Sophisticate and Petite Sophisticate Outlet Stores

Providing an update on the Company’s share repurchase plan, Bern said, “We have continued to be active under our existing share repurchase program, acquiring an additional 10 million shares during the third quarter, bringing our year to date repurchases to approximately 22 million shares.”

Updated Outlook for the Fourth Quarter and Fiscal Year ending February 2, 2008
For the 13-week period ending February 2, 2008, the Company has updated projections for diluted earnings per share to a loss in the range of $(0.06) - $(0.08), compared to diluted earnings per share of $0.19 for the corresponding 14-week period ended February 3, 2007.  This projection includes pre-tax charges of $5.4 million ($3.4 million after tax, or $0.03 per diluted share) related to the Company’s relocation of its Catherines Plus Sizes Memphis, TN operations to its Bensalem, PA offices, as announced on  November 8, 2007.  This projection also includes an initial pre-tax investment of approximately $10 million ($6.4 million after tax, or $0.05 per diluted share) related to the launch of the Lane Bryant catalog.  The Company's projection for the 13-week period includes net sales in the range of $795 to $805 million, compared to net sales of $874 million for the 14-week period ended February 3, 2007.  The Company's projection assumes high single digit percentage decreases in consolidated comparable store sales for the Company's Retail Stores segment, compared to a 1% consolidated comparable store sales decrease in the prior year.

For the 52-week fiscal year ending February 2, 2008, the Company has updated projections for diluted earnings per share in the range of $0.24 - $0.26, compared to diluted earnings per share of $0.81 for the 53-week period ended February 3, 2007.  This projection includes pre-tax charges of $5.4 million ($3.4 million after tax, or $0.03 per diluted share) related to the Company’s relocation of its Catherines Plus Sizes Memphis, TN operations to its Bensalem, PA offices, as announced on  November 8, 2007.  This projection also includes an initial pre-tax investment of approximately $10 million ($6.4 million after tax, or $0.05 per diluted share) related to the launch of the Lane Bryant catalog.  The Company's projection for the 52-week period includes net sales in the range of $3.02 to $3.03 billion, compared to net sales of $3.07 billion for the 53-week period ended February 3, 2007. The Company's projection assumes mid single-digit percentage decreases in consolidated comparable store sales for the Company's Retail Stores segment, compared to a 1% consolidated comparable store sales increase in the prior year.

Charming Shoppes, Inc. will host its third quarter earnings conference call today at 9:15 am Eastern time.  To listen to the conference call, please dial 877-407-8293 approximately 10 minutes prior to the scheduled event.  The conference call will also be simulcast at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives.  The general public is invited to listen to the conference call via the webcast or the dial-in telephone number.

This press release, a transcript of prepared conference call remarks, and certain other financial and statistical information will be available, prior to today’s conference call, on the Company’s corporate website, at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives. An audio rebroadcast of the conference call will be accessible at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives, following the live conference.

The conference call will be recorded on behalf of Charming Shoppes, Inc. and consists of copyrighted material.  It may not be re-recorded, reproduced, transmitted or rebroadcast, in whole or in part, without the Company's express written permission.  Accessing this call or the rebroadcast constitutes consent to these terms and conditions.  Participation in this call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

At November 3, 2007, Charming Shoppes, Inc. operated 2,453 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLET™, and PETITE SOPHISTICATE OUTLET™.  During the nine months ended November 3, 2007 the Company opened 100, relocated 52, and closed 25 retail stores.  The Company ended the period with 1,004 Fashion Bug and Fashion Bug Plus stores, 923 Lane Bryant and Lane Bryant Outlet stores, 471 Catherines stores, and 55 Petite Sophisticate and Petite Sophisticate Outlet stores, comprising approximately 16,285,000 square feet of leased space. Apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders:  Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's.  Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

This release contains and the Company’s conference call will contain certain forward-looking statements concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to effectively implement the Company’s plans for consolidation of the Catherines Plus Sizes brand, a new organizational structure and enhancements in the Company’s merchandise and marketing, the failure to generate a positive response to the Company’s new Lane Bryant catalog and the Lane Bryant credit card program, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, the failure to successfully implement the Company's expansion of Cacique through new store formats, the failure of changes in management to achieve improvement in the Company’s competitive position, the failure to successfully implement the Company's integration of operations of, and the business plan for, Crosstown Traders, Inc., adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
215-638-6955

CHARMING SHOPPES, INC.
(Unaudited)

		3rd Quarter		3rd Quarter
		Ended		Ended
	Percent	November 3,	Percent	October 28,	Percent
(in thousands, except per share amounts)	Change	2007	of Sales (a)	2006 (b)	of Sales (a)

Net sales	(3.7)	$669,389	100.0	$695,278	100.0

Cost of goods sold, buying, catalog and occupancy	1.2	486,519	72.7	480,818	69.2
Selling, general, and administrative	2.5	187,996	28.1	183,435	26.4
Total operating expenses	1.5	674,515	100.8	664,253	95.5

Income/(loss) from operations	(116.5)	(5,126)	(0.8)	31,025	4.5

Other income, principally interest	29.5	2,686	0.4	2,074	0.3
Interest expense	(37.7)	(2,206)	(0.3)	(3,540)	(0.5)

Income/(loss) before income taxes	(115.7)	(4,646)	(0.7)	29,559	4.3
Income tax provision/(benefit)	(110.6)	(1,078)	(0.2)	10,202	1.5
Net income/(loss)	(118.4)	$(3,568)	(0.5)	$19,357	2.8

Basic net income/(loss) per share		$(0.03)		$0.16
Weighted average shares outstanding		121,196		122,586

Net income/(loss) per share, assuming dilution		$(0.03)		$0.15
Weighted average shares and equivalents outstanding		121,196		139,932

(a) Results do not add due to rounding.

(b) Certain 2006 amounts have been reclassified to conform with current-year presentation.

		Nine Months		Nine Months
		Ended		Ended
	Percent	November 3,	Percent	October 28,	Percent
(in thousands, except per share amounts)	Change	2007	of Sales (a)	2006 (b) (c)	of Sales (a)

Net sales	1.4	$2,225,026	100.0	$2,193,553	100.0

Cost of goods sold, buying, catalog and occupancy	4.5	1,584,048	71.2	1,516,490	69.1
Selling, general, and administrative	6.2	574,885	25.8	541,468	24.7
Total operating expenses	4.9	2,158,933	97.0	2,057,958	93.8

Income from operations	(51.3)	66,093	3.0	135,595	6.2

Other income, principally interest	20.0	7,787	0.3	6,488	0.3
Interest expense	(27.8)	(8,287)	(0.4)	(11,475)	(0.5)

Income before income taxes	(49.8)	65,593	2.9	130,608	6.0
Income tax provision	(47.3)	24,584	1.1	46,627	2.1

Net income	(51.2)	$41,009	1.8	$83,981	3.8

Basic net income per share		$0.33		$0.69
Weighted average shares outstanding		122,688		122,174

Net income per share, assuming dilution		$0.32		$0.63
Weighted average shares and equivalents outstanding		130,840		139,571

(a) Results do not add due to rounding.

(b) Includes results from Outlet stores, which began operations in July 2006.

(c) Certain 2006 amounts have been reclassified to conform with current-year presentation.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	November 3,	February 3,
(In thousands, except share amounts)	2007	2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$36,389	$143,838
Available-for-sale securities	26,919	1,997
Accounts receivable, net of allowances of $1,440 and $5,083	3,559	33,366
Investment in asset-backed securities	113,402	60,643
Merchandise inventories	498,196	429,433
Deferred advertising	32,130	21,707
Deferred taxes	5,232	4,469
Prepayments and other	145,061	145,385
Total current assets	860,888	840,838

Property, equipment, and leasehold improvements – at cost	1,095,772	996,430
Less accumulated depreciation and amortization	630,414	573,984
Net property, equipment, and leasehold improvements	465,358	422,446

Trademarks and other intangible assets	247,171	249,490
Goodwill	152,811	153,370
Other assets	68,252	44,798
Total assets	$1,794,480	$1,710,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$194,407	$178,629
Accrued expenses	192,321	190,702
Current portion – long-term debt	9,239	10,887
Total current liabilities	395,967	380,218

Deferred taxes	66,206	57,340
Other non-current liabilities	160,666	144,722
Long-term debt	305,658	181,124

Stockholders’ equity
Common Stock $.10 par value:
Authorized – 300,000,000 shares
Issued – 151,374,836 shares and 135,762,531 shares	15,137	13,576
Additional paid-in capital	406,304	285,159
Treasury stock at cost – 34,224,114 shares and 12,265,993 shares	(324,425)	(84,136)
Accumulated other comprehensive income	18	1
Retained earnings	768,949	732,938
Total stockholders’ equity	865,983	947,538
Total liabilities and stockholders’ equity	$1,794,480	$1,710,942

Certain prior-year amounts have been reclassified to conform to the current-year presentation.

Amounts are preliminary and subject to reclassifications and adjustments.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Thirty-nine Weeks Ended
	November 3,	October 28,
(In thousands)	2007	2006

Operating activities
Net income	$41,009	$83,981
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	77,986	74,034
Deferred income taxes	8,856	(9,713)
Excess tax benefits related to stock-based compensation	(847)	(2,635)
Net loss from disposition of capital assets	1,926	849
Net gain from securitization activities	(8,397)	(761)
Changes in operating assets and liabilities
Accounts receivable, net	29,807	36,583
Merchandise inventories	(68,763)	(105,040)
Accounts payable	15,778	74,330
Deferred advertising	(10,423)	(5,617)
Prepayments and other	(579)	(17,932)
Income taxes payable	0	10,998
Accrued expenses and other	17,764	1,757
Purchase of Lane Bryant credit card receivables portfolio	(230,975)	0
Securitization of Lane Bryant credit card receivables portfolio	230,975	0
Net cash provided by operating activities	104,117	140,834

Investing activities
Investment in capital assets	(108,775)	(92,524)
Gross purchases of securities	(73,033)	(33,472)
Proceeds from sales of securities	3,777	52,540
Increase in other assets	(17,225)	(7,417)
Net cash used by investing activities	(195,256)	(80,873)

Financing activities
Proceeds from short-term borrowings	9,527	142,212
Repayments of short-term borrowings	(9,527)	(192,212)
Proceeds from issuance of senior convertible notes	275,000	0
Proceeds from long-term borrowings	986	0
Repayments of long-term borrowings	(9,044)	(11,491)
Payments of deferred financing costs	(7,611)	0
Excess tax benefits related to stock-based compensation	847	2,635
Purchase of hedge on senior convertible notes	(90,475)	0
Sale of Common Stock warrants	53,955	0
Purchases of treasury stock	(240,289)	0
Net proceeds from shares issued under employee stock plans	321	7,001
Net cash provided/(used) by financing activities	(16,310)	(51,855)

Increase in cash and cash equivalents	(107,449)	8,106
Cash and cash equivalents, beginning of period	143,838	130,132
Cash and cash equivalents, end of period	$36,389	$138,238

Non-cash financing and investing activities
Common Stock issued on redemption of convertible notes	$149,564	$0
Assets acquired through capital leases	$5,509	$0

Amounts are preliminary and subject to reclassifications and adjustments.